Exhibit 10.16
FORM OF TAX PROTECTION AGREEMENT
FOR CABARRUS POB, LLC, MEDICAL INVESTORS I, LLC,
AND MEDICAL INVESTORS III, LLC
     THIS TAX PROTECTION AGREEMENT (this “Agreement”) is made and entered into as of ___, 2005 by and among Cogdell Spencer, Inc., a Maryland corporation (the “REIT”), Cogdell Spencer LP a Delaware limited partnership (the “Partnership”), and each of the persons set forth on Schedule 2.1(a) hereof (each a “Protected Partner,” and collectively the “Protected Partners”).
     WHEREAS, pursuant to certain Transaction Agreements, dated as of ___ (the “Transaction Agreements”), the Protected Partners each transferred, directly or indirectly, to the Partnership all of such Protected Partner’s interests in the various entities that own or lease real property (the “Existing Entities”), as identified in such Transaction Agreements, subject to specified liabilities, in exchange for common units (“OP Units”) of limited partnership interest in the Partnership (the “Transaction”);
     WHEREAS, it is intended for federal income tax purposes that the Transaction be treated as a contribution by the Protected Partners of their interests in the Existing Entities to the Partnership in exchange for OP Units under Section 721 of the Internal Revenue Code of 1986, as amended (the “Code”) including, where applicable, pursuant to the “assets over” form of transaction set forth in Treasury Regulation Section 1.708-1(c)(3);
     WHEREAS, in accordance with Section ___ of the Transaction Agreements and in consideration for the agreement of the Protected Partners to consummate the Transaction, the parties desire to enter into this Agreement regarding certain tax matters associated with the Transaction; and
     WHEREAS, the REIT and the Partnership desire to evidence their agreement regarding amounts that may be payable as a result of certain actions being taken by the Partnership regarding the disposition of certain of the assets of Partnership or other contributed assets and certain debt obligations of the Partnership, its partners and its subsidiaries.
     NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein and in the Transaction Agreements, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS
     To the extent not otherwise defined herein, capitalized terms used in this Agreement have the meanings ascribed to them in the Transaction Agreement (as defined above).
     “Closing Date” means the date hereof.
     “Cogdell Spencer Entities” shall mean Jim Cogdell, Frank Spencer and their affiliates.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Consent” means the prior written consent to do the act or thing for which the consent is required or solicited, which consent may be executed by a duly authorized officer or agent of the party granting such consent.
     “Deficit Restoration Obligation” or “DRO” means a written obligation by a Protected Partner to become a “DRO Partner” as defined in the Partnership Agreement.
     “Guaranteed Amount” means the aggregate amount of each Guaranteed Debt that is guaranteed at any time by Partner Guarantors.

     “Guaranteed Debt” means any loan existing, incurred (or assumed) by the Partnership or any of its Subsidiaries that is guaranteed in whole or in part by Partner Guarantors at any time on or after the Closing Date pursuant to Article 3 hereof.
     “Indirect Owner” means, in the case of a Protected Partner that is an entity classified as an S corporation, a partnership or disregarded entity for federal income tax purposes, any person owning an equity interest in such Protected Partner, and, in the case of any Indirect Owner that itself is an entity classified as an S Corporation, a partnership or disregarded entity for federal income tax purposes, any person owning an equity interest in such entity.
     “Minimum Liability Amount” means, for each Protected Partner, the amount set forth on Schedule 3.1 hereto next to such Protected Partner’s name.
     “Nonrecourse Liability” has the meaning set forth in Treasury Regulation Section 1.752-1(a)(2).
     “OP Units” means units of limited partnership interest of the Partnership owned by the Protected Partners, as described in the Partnership Agreement, and any other partnership interest into which such OP Units may be converted.
     “Partner Guarantors” means those Protected Partners who have guaranteed any portion of the Guaranteed Debt. The Partner Guarantors and each Partner Guarantor’s dollar amount share of the Guaranteed Amount with respect to the Guaranteed Debt, of the Closing Date will be set forth on Schedule 3.2 hereto as amended from time to time.
     “Partnership” means Cogdell Spencer LP, a Delaware limited partnership.
     “Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of Cogdell Spencer LP, dated as of ___ as amended through the Closing Date, and as the same may be further amended in accordance with the terms thereof.
     “Protected Gain” shall mean all of the gain that would be allocable to and recognized by a Protected Partner (or Indirect Owners) under Section 704(c) of the Code in the event of the sale of a Protected Property or direct or indirect interest therein in a fully taxable transaction on the Closing Date for consideration equal to the Section 704(c) Value of such Protected Property on the Closing Date as set forth in Schedule 2.1B hereto.
     “Protected Partner” means those persons set forth on Schedule 2.1(a) hereto as “Protected Partners,” any person who acquires OP Units, from a Protected Partner (or Indirect Owner) in a transaction in which gain or loss is not recognized in whole or in part and in which such transferee’s adjusted basis, as determined for federal income tax purposes, is determined in whole or in part by reference to the adjusted basis of a Protected Partner (or Indirect Owner) in such OP Units.
     “Protected Property” means (i) each of the properties identified as a Protected Property on Schedule 2.1(b) hereto; (ii) a direct or indirect interest owned by the Partnership in any Subsidiary that owns an interest in a Protected Property, if the disposition of such interest would result in the recognition of Protected Gain with respect to a Protected Property by a Protected Partner (or Indirect Owner); and (iii) any other property that the Partnership directly or indirectly receives that is in whole or in part a “substituted basis property” as defined in Section 7701(a)(42) of the Code with respect to a Protected Property or interest therein.
     “Section 704(c) Value” means the fair market value of any Protected Property as agreed to by the Partnership and the Protected Partners and as set forth next to each Protected Property on Schedule 2.1(b). For purposes of this Agreement, the agreed Section 704(c) Value for all properties contributed to the Partnership by the Protected Partners in the Transaction will be the agreed value of the OP Units to be issued in the Transaction plus the mortgage debt secured by or allocable to such properties outstanding on the Closing Date. The Section 704(c) Value for each Protected Property shall be as determined by agreement between the Protected Partners and the

Partnership pursuant to this Agreement. The Partnership shall initially carry each Protected Property on its books at a value equal to the Section 704(c) Value of such Protected Property as set forth above.
     “Subsidiary” means any entity in which the Partnership owns a direct or indirect interest and which entity owns a Protected Property on the Closing Date, after giving effect to the Transaction, or that thereafter is a successor entity through which the Partnership holds a direct or indirect interest in a Protected Property.
     “Successor Partnership” has the meaning set forth in Section 2.2.
     “Tax Protection Period” means (i) with respect to the Protected Properties set forth on Schedule 2.1(b) the period commencing on the Closing Date and ending at 12:01 AM on the day after the eight year anniversary of the Closing Date and (ii) with respect to the obligations of the Partnership set forth in Article 3 hereof the period commencing on the Closing Date and ending at the earlier of (A) the date on which a Protected Partner no longer owns 50% of the OP Units it received in the Transaction or (B) 12:01 AM on the day after the twelve year anniversary of the Closing Date.
ARTICLE II
RESTRICTIONS ON DISPOSITIONS OF
PROTECTED PROPERTIES
     2.1. General Prohibition on Disposition of Protected Properties. The REIT and the Partnership agree for the benefit of each Protected Partner (and the Indirect Owners thereof), for the term of the Tax Protection Period and without the consent of a majority-in-interest of the OP Units issued to the Protected Partners with respect to such Protected Property pursuant to the Transaction Agreements (including any such OP Units held by the Partnership or any other transferee of such OP Units), not to directly or indirectly sell, exchange, transfer, or otherwise dispose of a Protected Property or any interest therein (without regard to whether such disposition is voluntary or involuntary) in a transaction that would cause any of the Protected Partners (or Indirect Owners thereof) to recognize any Protected Gain; provided, however, that the foregoing calculation of a majority-in-interest of the OP Units shall exclude OP Units held by the Cogdell Spencer Entities.
     2.2. Exceptions Where No Gain Recognized. Notwithstanding the restrictions set forth in Section 2.1, the Partnership may dispose of any Protected Property (or an interest therein) if such disposition qualifies as a like-kind exchange under Section 1031 of the Code, or an involuntary conversion under Section 1033 of the Code, or other transaction (including, but not limited to, a contribution of property to any entity that qualifies for the non-recognition of gain under Section 721 or Section 351 of the Code, or a merger or consolidation of the Partnership with or into another entity that qualifies for taxation as a “partnership” for federal income tax purposes (a “Successor Partnership”)) that does not result (in the year of such disposition or in a later year) in the recognition of any Protected Gain to any Protected Partner (or Indirect Owners) with respect to any of the OP Units.
     2.3. Mergers. Any merger or consolidation involving the Partnership or any Subsidiary of the Partnership, whether or not the Partnership or Subsidiary is the surviving entity in such merger or consolidation, that results in a Protected Partner (or an Indirect Owner) being required to recognize part or all of the Protected Gain shall be deemed to be a disposition of the Protected Property for purposes of Section 2.1, and Article 4 shall fully apply.
ARTICLE III
ALLOCATION OF LIABILITIES; GUARANTEE OPPORTUNITY
AND DEFICIT RESTORATION OBLIGATIONS
     3.1. Minimum Liability Allocation. During the Tax Protection Period, the Partnership will offer to each Protected Partner (or, at the request of an Indirect Owner thereof, such Indirect Owner) at the Partnership’s option the opportunity (i) to enter into a “bottom dollar” basis (whether individually or as part of a group of partners) guarantee of indebtedness of the Partnership or a Subsidiary of the Partnership or (ii) to enter into a Deficit Restoration Obligation, in such amount or amounts so as to cause the amount of Partnership liabilities allocated to such Protected Partner for purposes of Section 752 of the Code to be not less than such Protected Partner’s Minimum Liability Amount and to cause the amount of Partnership liabilities with respect to which such Protected Partner will be considered to be “at risk” for purposes of Section 465 of the Code to be not less than such Protected Partner’s Minimum Liability Amount, as provided in this Article 3. In order to minimize the need for Protected Partners to enter into guarantees or DROs, the Partnership will use the optional method under Treasury Regulation Section 1.752-3(a)(3) to allocate Nonrecourse Liabilities considered secured by a Protected Property to the Protected Partners to the extent that the “built-in gain” with respect to those properties exceeds the amount of the Nonrecourse Liabilities considered secured by such Protected Property allocated to the Protected Partners under Treasury Regulation Section 1.752-3(a)(2). A “bottom dollar” guarantee shall be presumed to cause a Protected Partner to be allocated an amount of liabilities equal to such Protected Partner’s Guaranteed Amounts of Guaranteed Debt, for purposes of Sections 465 and 752 of the Code.
     3.2. Repayment or Refinancing of Guaranteed Debt. The Partnership shall not, at any time during the Tax Protection Period applicable to a Partner Guarantor, repay or refinance all or any portion of any Guaranteed Debt unless (i) after taking into account such repayment, each Partner Guarantor would be entitled, pursuant to Treasury Regulation Section 1.752-2 (and not Treasury Regulation Section 1.752-3), to include in its adjusted tax basis for its OP Units an amount of Guaranteed Debt equal to its Minimum Liability Amount or (ii) alternatively, the Partnership, not less than 30 days prior to such repayment or refinancing, offers to the applicable Partner Guarantors the opportunity either (A) to enter into a qualified guarantee with respect to other indebtedness of the Partnership or a subsidiary of the Partnership or (B) to enter into a DRO, in either case, in an amount sufficient so that, taking into account such guarantees of such other indebtedness each Partner Guarantor who guarantees such other indebtedness in the amount specified by the Partnership would be entitled, pursuant to Treasury Regulation Section 1.752-2 (and not Treasury Regulation Section 1.752-3), to include in its adjusted tax basis for its OP Units debt equal to the Minimum Liability Amount for such Partner Guarantor.
     3.3. Process. Whenever the Partnership is required under this Article 3 to offer to one or more of the Partner Guarantors an opportunity to guarantee indebtedness, the Partnership shall be considered to have satisfied its obligation if the other conditions in this Article 3 are satisfied and, not less than thirty (30) days prior to the date that such guarantee would be required to be executed in order to satisfy this Article 3, the Partnership sends by first class mail, return receipt requested, to the last known address of each such Partner Guarantor (as reflected in the records of the Partnership) a guarantee agreement to be executed and a brief letter explaining the relevant circumstances (including, as applicable, that the offer is being made pursuant to this Article 3, the circumstances giving rise to the offer, a brief summary of the terms of the indebtedness to be guaranteed, a brief description of the collateral for the indebtedness, a statement of the amount to be guaranteed, the address to which the executed guarantee agreement must be sent and the date by which it must be received, and a statement to the effect that, if the Protected Partner fails to execute and return such Agreement within the time period specified, the Partner Guarantor thereafter would lose its rights under this Article 3 with respect to the amount of debt that the Partnership is required to offer to be guaranteed and depending upon the Partner Guarantor’s circumstances and other circumstances related to the Partnership, the Partner Guarantor could be required to recognize taxable gain as a result thereof, either currently or prior to the expiration of the Tax Protection Period, that otherwise would have been deferred). If a notice is properly sent in accordance with this procedure, the Partnership shall have no responsibility as a result of the failure of a Partner Guarantor either to receive such notice or to respond thereto within the specified time period.
     3.4. Deficit Restoration Obligation The Partnership will maintain an amount of indebtedness of the Partnership that would be considered “recourse” indebtedness equal to or greater than the sum of the “DRO Amounts” (as defined in the Partnership Agreement) of all Protected Partners (plus, the DRO Amounts, if any, of other partners in the Partnership). The deficit restoration obligation shall be presumed to cause the Protected Partner to be allocated an amount of liabilities equal to the DRO Amount of such Protected Partner for purposes of Sections 465 and 752 of the Code.
ARTICLE IV
REMEDIES FOR BREACH
     4.1. Monetary Damages. In the event that the Partnership or the Subsidiary Partnership breaches its obligations set forth in Article 2 or Article 3 with respect to a Protected Partner (or Indirect Owner thereof), the

Protected Partner’s (and Indirect Owner’s) sole right shall be to receive from the Partnership, and the Partnership shall pay to such Protected Partner (or Indirect Owner thereof) as damages, an amount equal to:
(a)	in the case of a violation of Article 3, the aggregate federal, state and local income taxes incurred by the Protected Partner (or its Indirect Owners) as a result of the income or gain allocated to, or otherwise recognized by, such Protected Partner (or its Indirect Owners) by reason of such breach; and

(b)	in the case of a violation of Article 2, the aggregate federal, state, and local income taxes incurred with respect the Protected Gain incurred with respect to the Protected Property that is allocable to such Protected Partner (or Indirect Owners thereof) under the Partnership Agreement.
     For purposes of computing the amount of federal, state, and local income taxes required to be paid by a Protected Partner (or Indirect Owners thereof), (i) any deduction for state income taxes payable as a result thereof actually allowed in computing federal income taxes shall be taken into account, and (ii) a Protected Partner’s (or Indirect Owner’s) tax liability shall be computed using the highest federal, state and local marginal income tax rates that would be applicable to such Protected Partner’s (or Indirect Owner’s) taxable income (taking into account the character of such income or gain) for the year with respect to which the taxes must be paid, without regard to any deductions, losses or credits that may be available to such Protected Partner (or Indirect Owner) that would reduce or offset its actual taxable income or actual tax liability if such deductions, losses or credits could be utilized by the Protected Partner (or Indirect Owner) to offset other income, gain or taxes of the Protected Partner (or Indirect Owner), either in the current year, in earlier years, or in later years.
ARTICLE V
SECTION 704(C) METHOD AND ALLOCATIONS
     5.1. Application of “Traditional Method.” Notwithstanding any provision of the Partnership Agreement, the Partnership shall use the “traditional method” under Regulations § 1.704-3(b) for purposes of making all allocations under Section 704(c) of the Code (with no “curative allocation” to offset the effects of the “ceiling rule,” including upon any sale of a Protected Property).
ARTICLE VI
ALLOCATIONS OF LIABILITIES PURSUANT TO REGULATIONS
UNDER SECTION 752
     6.1. Allocation Methods to be Followed. Absent a determination to the contrary by the Internal Revenue Service, all tax returns prepared by the Partnership with respect to the Tax Protection Period that allocate liabilities of the Partnership for purposes of Section 752 and the Treasury Regulations thereunder shall treat each Partner Guarantor as being allocated for federal income tax purposes an amount of recourse debt (in addition to any nonrecourse debt otherwise allocable to such Partner Guarantor in accordance with the Partnership Agreement and Treasury Regulations Section 1.752-3 and any other recourse liabilities allocable to such Partner Guarantor by reason of guarantees of indebtedness entered into pursuant to other agreements with the Partnership) pursuant to Treasury Regulation Section 1.752-2 equal to the sum of such Partner Guarantor’s Minimum Liability Amount, as set forth on Schedule 3.1 hereto and as may be reduced pursuant to the terms of this Agreement, and the Partnership and the REIT shall not, during or with respect to the Protected Period, take any contrary or inconsistent position in any federal, state or local income tax returns (including, without limitation, information returns, such as Schedules K-1, provided to partners in the Partnership and returns of Subsidiaries of the Partnership).
     6.2. No Representation With Regard to Tax Treatment. The REIT and the Partnership make no representation to any Protected Partner or Partner Guarantors regarding the tax consequences to such partners of the Transaction or any other transactions contemplated herein including whether becoming a Partner Guarantor or entering into a DRO shall be respected for federal income tax purposes as causing such partner to be considered to “bear the economic risk of loss” with respect to indebtedness for purposes of Section 752 or Section 465 of the Code.

ARTICLE VII
AMENDMENT OF THIS AGREEMENT; WAIVER OF CERTAIN PROVISIONS;
APPROVAL OF CERTAIN TRANSACTIONS
     7.1. Amendment. This Agreement may not be amended, directly or indirectly (including by reason of a merger between the Partnership and another entity) except by a written instrument signed by both the REIT, as general partner of the Partnership, and each of the Protected Partners.
     7.2. Waiver. Notwithstanding the foregoing, upon written request by the Partnership, each Protected Partner (or Indirect Owner), in its sole discretion, may waive the payment of any damages that is otherwise payable to such Protected Partner (or Indirect Owner) pursuant to Article 4 hereof. Such a waiver shall be effective only if obtained in writing from the affected Protected Partner (or Indirect Owner).
ARTICLE VIII
MISCELLANEOUS
     8.1. Additional Actions and Documents. Each of the parties hereto hereby agrees to take or cause to be taken such further actions, to execute, deliver, and file or cause to be executed, delivered and filed such further documents, and will obtain such consents, as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms and conditions of this Agreement.
     8.2. Assignment. No party hereto shall assign its or his rights or obligations under this Agreement, in whole or in part, except by operation of law, without the prior written consent of the other parties hereto, and any such assignment contrary to the terms hereof shall be null and void and of no force and effect.
     8.3. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Protected Partners, the Indirect Owners and their respective successors and permitted assigns, whether so expressed or not. This Agreement shall be binding upon the REIT, the Partnership, the Subsidiary Partnership and any entity that is a direct or indirect successor, whether by merger, transfer, spin-off or otherwise, to all or substantially all of the assets of either the REIT or the Partnership (or any prior successor thereto as set forth in the preceding portion of this sentence), provided that none of the foregoing shall result in the release of liability of the REIT and the Partnership hereunder. The REIT, the Partnership, and the Subsidiary Partnership covenant with and for the benefit of the Protected Partners (and Indirect Owners thereof) not to undertake any transfer of all or substantially all of the assets of either entity (whether by merger, transfer, spin-off or otherwise) unless the transferee has in writing acknowledged and agreed to be bound by this Agreement, provided that the foregoing shall not be deemed to permit any transaction otherwise prohibited by this Agreement.
     8.4. Transfer or Death. If a Protected Partner (or Indirect Owner) transfers its direct or indirect interest in OP Units in a fully taxable transaction or dies while holding OP Units, and the transferee of such OP Units, receives a basis step-up in connection with such event such that the adjusted basis of the interest is equal to the greater of the fair market value of the interest or the share of the Partnership’s indebtedness allocable to the interest under Section 752 of the Code, then such transferee of the OP Units formerly owned, directly or indirectly, by such Protected Partner (or Indirect Owner) (the “Affected Interest”) will not be eligible to receive an indemnity payment under Section 4.1, hereof, or to recover damages for a breach of this Agreement with respect to such Affected Interest with respect to events occurring subsequent to such death or transfer. The Protected Partners (and Indirect Owners) agree not to take any action which would intentionally prevent a transferee of a direct or indirect interest in OP Units in a fully taxable transaction or upon death, from receiving a basis step-up.
     8.5. Captions. The Article and Section headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.
     8.6. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the telecopier number specified below:

(i)	if to the Partnership, or the REIT, to:

Cogdell Spencer LP
c/o Cogdell Spencer, Inc.

Attention:
Facsimile:
Telephone:
E-mail:

if to a Protected Partner, to the address on file with the Partnership
Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request, or communication which shall be hand delivered, sent, mailed, or faxed in the manner described above, shall be deemed sufficiently given, served, sent, received or delivered for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, or (with respect to a facsimile) the answerback being deemed conclusive, but not exclusive, evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.
     8.7. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.
     8.8. Governing Law. The interpretation and construction of this Agreement, and all matters relating thereto, shall be governed by the laws of the State of Delaware, without regard to the choice of law provisions thereof.
     8.9. Consent to Jurisdiction; Enforceability.
               9.11.1. This Agreement and the duties and obligations of the parties hereunder shall be enforceable against any of the parties in the courts of the State of Delaware. For such purpose, each party hereto hereby irrevocably submits to the nonexclusive jurisdiction of such courts and agrees that all claims in respect of this Agreement may be heard and determined in any of such courts.
               9.11.2. Each party hereto hereby irrevocably agrees that a final judgment of any of the courts specified above in any action or proceeding relating to this Agreement shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
     8.10. Severability. If any part of any provision of this Agreement shall be invalid or unenforceable in any respect, such part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of such provision or the remaining provisions of this Agreement.
     8.11. Costs of Disputes. Except as otherwise expressly set forth in this Agreement, the nonprevailing party in any dispute arising hereunder shall bear and pay the costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred by the prevailing party or parties in connection with resolving such dispute.

     IN WITNESS WHEREOF, the REIT, the Partnership, and the Protected Partners have caused this Agreement to be signed by their respective officers (or general partners) thereunto duly authorized all as of the date first written above.

COGDELL SPENCER INC., a Maryland Corporation

By:

Name:
Title:

COGDELL SPENCER LP,
a Delaware limited partnership

By:	COGDELL SPENCER INC.,
its sole General Partner
By:

Name:
Title: